Exhibit 99.1

James E. Hill, Jr.

May 25, 2010

Mr. Alan Thompson

Chairman of the Board of Directors

Waccamaw Bankshares

Whiteville, NC 28472

All other Members of the Board of Directors

Post Office Box 2009

Whiteville, NC 28472

In re: Retirement

Dear Alan and Fellow Board Members:

Following my heart surgery on Memorial Day weekend last year, I have become more reflective of my life or at least what I have remaining of it, with respect to what I have accomplished and what I would like to accomplish in the remaining time. More than ever before, I realize that I am allowed only limited time on this earth.

My service as a member of the Board of Directors for more than a decade has been a labor of love, as well as, a professional service to the corporation. I appreciate the opportunity given to me since my initial appointment at the time of the formation of the bank and each election thereafter to serve as a member on the Board of Directors. The true strength of Waccamaw Bank lies not in the emotion of a momentary issue or the verbal discussion of the day, but in the belief by its shareholders and employees that the administration and board are always working honestly and ethically for the benefit of our customers and the growth of the company.

I want to thank the shareholders of Waccamaw Bank for allowing me to serve as a Board Member. I especially thank each and every member of the Board of Directors, both present and past, for the civility, respect and kindness you have shown to me during my tenure and I wish each member only the very best in all future endeavors.

“To every thing there is a season, a time for every purpose under the heaven: A time to be born and a time to die; a time to plant, and a time to pluck up that which is planted . . . .” Ecclesiastes Chapter 3

As I explore other avenues of life I will depend on you to set the sails of the Waccamaw Bank (as shown by our old symbol of the Bank) through the uncharted waters of today and into the future. I wish each of you every success and benefit that life has to offer.

Sincerely Yours,

/s/ James E. Hill, Jr.

James E. Hill, Jr.